Exhibit 99.1

Neuronetics Reports Second Quarter 2019 Financial and Operating Results

MALVERN, Pa., August 06, 2019 – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced its financial and operating results for the second quarter of 2019.

Second Quarter 2019 Highlights

•	Second quarter 2019 revenue of $16.6 million, an increase of 25% over the second quarter of 2018
•	Second quarter 2019 U.S. treatment session revenue of $10.8 million, an increase of 22% over the second quarter of 2018
•	Second quarter 2019 U.S. NeuroStar® Advanced Therapy revenue of $4.6 million, an increase of 30% over the second quarter of 2018

Second Quarter 2019 Financial and Operating Results

“We are very happy with our continued strong performance in the second quarter, particularly as this represents the fifth consecutive quarter since becoming a public company in which we delivered greater than 20% topline growth,” said Chris Thatcher, President and Chief Executive Officer of Neuronetics. “In the second half of 2019, we will look to leverage the momentum we have built to continue to grow our installed base through the expansion of our salesforce and the effective utilization of marketing efforts, and work with our partner in Japan to accelerate the adoption of NeuroStar in the Japanese marketplace.”

	Revenues by Geography
	Three Months ended June 30,
	2019	2018
	Amount	Amount	% Change
	(in thousands, except percentages)
United States	$15,890	$12,898	23%
International	682	354	93%
Total revenues	$16,572	$13,252	25%

	United States Revenues by Product Category
	Three Months ended June 30,
	2019	2018
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$4,628	$3,568	30%
Treatment sessions	10,847	8,920	22%
Other	415	410	1%
Total United States revenues	$15,890	$12,898	23%

U.S. NeuroStar Advanced Therapy revenue for the second quarter of 2019 was $4.6 million, an increase of 30% over second quarter 2018 revenue of $3.6 million. The increase in U.S. NeuroStar revenue was primarily driven by higher capital, upgrade and rent-to-own revenue. Capital units sold increased by 26% and average selling prices declined by 9% as compared to the second quarter of 2018. On a sequential quarterly basis, average selling prices for capital sales were down approximately 4%.

As of June 30, 2019, the active unit installed base in the U.S. was 976. This represents an increase of 160 units over the active unit installed base as of June 30, 2018, and an increase of 45 units over the active installed base as of March 31, 2019.

U.S. Treatment Session revenue for the second quarter of 2019 was $10.8 million, an increase of 22% over revenue from the second quarter of 2018 of $8.9 million. The increase in U.S. Treatment Session revenue was primarily the result of a 24% increase in the number of treatment sessions sold and an increase in other treatment session revenue. This revenue increase was partially offset by a 7% decline in the average selling price as a result of pre-determined volume pricing discounts within our existing customer base that are triggered when those customers surpass certain high-volume thresholds.

Gross margin for the second quarter of 2019 was 74.8%, which is slightly lower than the second quarter of 2018 gross margin of 75.5%. The decrease in gross margin was the result of a higher mix of NeuroStar Advanced Therapy revenue and the selling price decreases noted above, partially offset by increased leverage on our service and operations costs as a result of higher sales compared to the prior year period.

Operating expenses during the second quarter of 2019 were $19.0 million, an increase of $3.8 million compared to $15.2 million in the second quarter of 2018. The increase was primarily driven by sales force expansion and marketing initiatives, higher product and clinical development expenses, as well as additional general and administrative expenses incurred to report as a public company.

Net loss for the second quarter of 2019 was $7.1 million, or $0.39 per share, as compared to second quarter 2018 net loss of $7.5 million, or $30.60 per share. Net loss per share for the second quarter of 2019 includes, on a weighted-average basis the 11.0 million shares of common stock issued upon the conversion of convertible preferred stock and 6.325 million shares of common stock issued upon the closing of our initial public offering. There were 18.445 million shares of common stock outstanding as of June 30, 2019.

EBITDA for the second quarter of 2019 was $(5.9) million as compared to the second quarter of 2018 EBITDA of $(6.3) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $89.6 million as of June 30, 2019. This compares to cash and cash equivalents of $96.1 million as of March 31, 2019 and $104.6 million as of December 31, 2018.

Business Outlook

For the third quarter of 2019, the Company expects total worldwide revenue of between $15.8 and $16.4 million, representing 15% and 19% year-over-year growth, respectively.

For the full year 2019, the Company now expects to report total worldwide revenue of between $63.0 and $65.0 million, representing 19% and 23% year-over-year growth, respectively. This is an increase from prior guidance of between $62.5 and $64.5 million.

For the full year 2019, the Company continues to expect gross margins to be in the mid 70% range, in line with full year 2018 margins.

For the full year 2019, the Company now expects operating expenses to be between $74.0 and $77.5 million, primarily due to continued investment in our salesforce expansion efforts, product development of our next generation NeuroStar platform, and clinical spending as we pursue additional indications for use, namely PTSD and Bi-Polar disorders. This is an increase from prior guidance of between $71.5 and $76.5 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on August 6, 2019 beginning at 8:30 a.m.  Eastern Time.  Investors interested in listening to the conference call may do so by dialing (877) 472-8990 for domestic callers or +1 (629)-228-0778 for international callers, and referencing Conference ID: 6595410 approximately 10 minutes prior to start time.  To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at www.neuronetics.com.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood.  The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode.  NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance.  Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year, including with respect to any specific projections provided; the Company’s expectations regarding growth opportunities, additional indications and the build out of its NeuroStar Advanced Therapy System platform; expectations or beliefs regarding future events, potential markets or market size, and technological developments; and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov.  These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company's expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Leanne Scott Brown

Vault Communications

610-455-2742

Lbrown@vaultcommunications.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues	$16,572	$13,252	$29,300	$23,404
Cost of revenues	4,171	3,245	6,978	5,702
Gross Profit	12,401	10,007	22,322	17,702
Operating expenses:
Sales and marketing	11,523	9,835	21,115	17,944
General and administrative	4,261	3,078	8,860	5,714
Research and development	3,224	2,330	6,010	3,885
Total operating expenses	19,008	15,243	35,985	27,543
Loss from Operations	(6,607)	(5,236)	(13,663)	(9,841)
Other (income) expense:
Interest expense	931	900	1,850	1,821
Other expense (income), net	(444)	1,360	(890)	1,331
Net Loss	$(7,094)	$(7,496)	$(14,623)	$(12,993)

Net loss per share of common stock outstanding, basic and diluted	$(0.39)	$(30.60)	$(0.80)	$(55.29)
Weighted-average common shares outstanding, basic and diluted	18,351	245	18,189	235

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$89,644	$104,583
Accounts receivable, net	7,563	5,620
Inventory	2,552	2,432
Current portion of net investments in sales-type leases	240	-
Current portion of prepaid commission expense	237	-
Prepaid expenses and other current assets	1,061	1,838
Total current assets	101,297	114,473
Property and equipment, net	1,105	1,378
Operating lease right-of-use assets	3,998	-
Net investments in sales-type leases	400	-
Prepaid commission expense	1,342	-
Other assets	1,284	1,171
Total Assets	$109,426	$117,022
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,659	$3,756
Accrued expenses	6,476	7,548
Deferred revenue	2,206	2,255
Current portion of operating lease liabilities	516	-
Current portion of long-term debt, net	3,750	-
Total current liabilities	16,607	13,559
Long-term debt, net	27,007	30,395
Deferred revenue	2,351	1,940
Operating lease liabilities	3,642	-
Deferred rent	-	86
Total Liabilities	49,607	45,980
Stockholders’ Equity :
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding at June 30, 2019 and December 31, 2018	-	-
Common stock, $0.01 par value: 200,000 shares authorized; 18,445 and 17,744 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	184	177
Additional paid-in capital	295,301	291,908
Accumulated deficit	(235,666)	(221,043)
Total Stockholders' Equity	59,819	71,042
Total Liabilities and Stockholders’ Equity	$109,426	$117,022

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Six Months ended June 30,
	2019	2018
Cash Flows from Operating Activities:
Net loss	$(14,623)	$(12,993)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	457	463
Share-based compensation	1,523	336
Non-cash interest expense	362	441
Change in fair value of convertible preferred stock warrant liability	-	1,415
Cost of rental units purchased by customers	77	79
Changes in certain assets and liabilities:
Accounts receivable, net	(1,216)	(457)
Inventory	(82)	(378)
Net investment in sales-type leases	(640)	-
Prepaid commission expense	(1,579)	-
Prepaid expenses and other assets	941	380
Accounts payable	(228)	(89)
Accrued expenses	(1,044)	(2,130)
Deferred revenue	(366)	(435)
Deferred rent	-	(29)
Net Cash Used in Operating Activities	(16,418)	(13,397)
Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(398)	(513)
Net Cash Used in Investing Activities	(398)	(513)
Cash Flows from Financing Activities:
Payments of public offering costs	-	(731)
Proceeds from exercises of stock options	1,877	38
Net Cash Provided by (Used in) Financing Activities	1,877	(693)
Net (Decrease) in Cash and Cash Equivalents	(14,939)	(14,603)
Cash and Cash Equivalents, Beginning of Period	104,583	29,147
Cash and Cash Equivalents, End of Period	$89,644	$14,544

Non-GAAP Financial Measures

EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss.  However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business.  Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends.  The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended		Six Months ended
	June 30,		June 30,
	2019	2018	2019	2018
EBITDA Reconciliation	(in thousands)		(in thousands)
Net loss	$(7,094)	$(7,496)	$(14,623)	$(12,993)
Interest expense	931	900	1,850	1,821
Income taxes	-	-	-	-
Depreciation and amortization	253	324	457	463
EBITDA	$(5,910)	$(6,272)	$(12,316)	$(10,709)